GABELLI DIVIDEND & INCOME TRUST
EXHIBIT TO ITEM 77C

   The Annual Meeting of Shareholders of The Gabelli Dividend
& Income Trust (the "Fund") was concluded on June 2, 2011.
The following proposals were submitted for a vote of the shareholders:

1.	To elect three (3) Trustees of the Fund by the holders of
the Fund's Common Shares and holders of its 5.875% Series
A Cumulative Preferred Shares, Series B Auction Market
Preferred Shares, Series C Auction Market Preferred
Shares, 6.00% Series D Cumulative Preferred Shares, and
Series E Auction Rate Preferred Shares (together, the
"Preferred Shares"), voting together as a single class, and one (1) Trustee to be elected by the holders of the Fund's Preferred Shares, voting as a separate class.

2.	If properly presented at the Meeting, to act upon the
shareholder proposal presented under the heading
"Shareholder Proposal" in the Proxy Statement accompanying this Notice.

3.	To consider and vote upon such other matters, including
adjournments, as may properly come before said Meeting or any adjournments thereof.

      With respect to the proposals relating to the election of three trustees of the Fund by the common shares and preferred shares voting together as a single class, the following votes were recorded:


                                For           Withholding
                                               Authority
Frank J. Fahrenkopf, Jr.   77,619,705.162    5,356,018.492
Anthonie C. Van Ekris      77,461,294.670    5,514,428.984
Salvatore J. Zizza         77,735,210.692    5,240,512.962


   With respect to the proposal relating to the election of one trustee of the Fund by the preferred shares voting together as a single class, the following vote was recorded:


                                For           Withholding
                                               Authority
Anthony J. Colavita       5,067,131.514       220,283.374



      With respect to the proposal to approve the shareholder proposal that requests that the Fund's Board take the necessary steps to declassify the Board so that all trustees are elected on an annual basis, the following vote was recorded:

   For              17,964,084.902
   Against          22,442,639.812
   Abstain           1,215,112.312
   Broker Non-Vote  41,353,886.628


The remaining Trustees in office are: James P. Conn, Mario d'Urso, Mario J. Gabelli, Salvatore M. Salibello, and Edward T. Tokar.